Michael Best & Friedrich LLP Attorneys at Law

April 24, 2025

VIA EDGAR

Nicholas II, Inc.

411 E. Wisconsin Avenue

Suite 2100

Milwaukee, WI  53202

Ladies and Gentlemen:

We have acted as counsel to Nicholas II, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and an amendment thereto ("Registration Statement"), relating to the registration of the shares of common stock of the Company, $0.01 par value per share (the "Shares"), under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended.  This opinion is being furnished in connection with the registration of Shares designated Class N (the “Class N Shares”).

 As counsel for the Company, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Amended and Restated Articles of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have also assumed the following for purposes of this opinion:

1.         The Company is duly organized and validly existing under Maryland law.

2.         The Shares have been, or will be, issued in accordance with the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws.

3.         The Shares have been, or will be, issued against consideration therefor as described in the Company’s prospectus relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.

4.         The number of outstanding Shares has not and will not exceed the number of Shares authorized for the particular class.

790 North Water Street, Suite 2500  |  Milwaukee, WI 53202  |  T 414.271.6560  |  F 414.277.0656

michaelbest.com

Nicholas II, Inc.

April 24, 2025

Based upon the foregoing, we are of the opinion that:

            A.         The Company is authorized to issue, including those shares of Common Stock currently issued and outstanding, up to two hundred million (200,000,000) shares of Common Stock, of which one hundred twenty-five million (125,000,000) are designated Class I Shares, and seventy-five million (75,000,000) are designated Class N Shares.

            B.         The Class N Shares, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 91 to the Registration Statement, and to the use of our name in the Registration Statement.  In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Securities Act.

Sincerely,

Michael Best & Friedrich LLP

/s/ Michael Best & Friedrich LLP